Exhibit 99.1

FOR IMMEDIATE RELEASE

VOXX International Corporation Reports its Fiscal 2022

Fourth Quarter and Year-End Financial Results

Fiscal 2022 Highlights

•	Total net sales of $635.9 million, a year-over-year increase of 12.8%.
•	All business segments reported year-over-year growth with Automotive Electronics up 22.4%, Consumer Electronics up 9.0% and Biometrics up 5.5%.
•	Onkyo Home Entertainment acquisition completed in Q3 of Fiscal 2022; joint venture with Sharp Corporation formed; licensing and distribution agreement with Pioneer Corporation established.
•	New, multi-year OEM awards received across multiple product categories.

Fiscal 2023 Updates

•	New OEM programs with Ford awarded for rear-seat entertainment systems, bringing total estimated value of Ford awards to over $200 million through calendar year 2027.
•	New OEM program awarded by Osh Kosh Defense in support of the U.S. Postal Service Fleet Modernization Initiative; multi-year program with initial award estimated at approximately $45.0 million.
•	Company anticipates growth and bottom-line improvements in Fiscal 2023.

ORLANDO, FL. – May 16, 2022 — VOXX International Corporation (NASDAQ: VOXX), a leading manufacturer and distributor of automotive and consumer technologies for the global markets, today announced its financial results for its Fiscal 2022 fourth quarter and year ended February 28, 2022.

Commenting on the Company’s results and business outlook, Pat Lavelle, President and Chief Executive Officer stated, “We experienced one of the most challenging years in our history due to global supply chain disruptions, and still delivered revenue growth of close to 13% and Adjusted EBITDA of nearly $40 million. I’m proud of the VOXX team and how they performed and especially pleased with their ongoing support of our customers. During Fiscal 2022, we acquired the Onkyo and Integra brands for consumer electronics products and formed a joint venture with Sharp Corporation, established a licensing and distribution agreement with Pioneer, added new brands at 11TC, and continued to win new, long-term Automotive OEM awards. Since year-end, we’ve added substantial OEM business, all of which fuels our long-term optimism. ”

Lavelle continued, “Chip shortages and the ongoing impact to OEM production remains the #1 obstacle near-term. With that said, the opportunities to drive both top- and bottom-line growth throughout our business has never been stronger as we look out over the next few years. We will remain diligent in our capital allocation plans, while continuing to invest in innovation to expand market share and our reach.”

Fiscal 2022 and Fiscal 2021 Fourth Quarter Comparisons

Net sales in the Fiscal 2022 fourth quarter ended February 28, 2022, were $163.9 million as compared to net sales of $162.5 million in the Fiscal 2021 fourth quarter ended February 28, 2021, an increase of $1.4 million or 0.8%.

•

Automotive Electronics segment net sales in the Fiscal 2022 fourth quarter were $50.6 million as compared to $52.5 million in the comparable year-ago period, a decrease of $1.9 million or 3.7%. For the same comparable periods, OEM product sales were $15.2 million as compared to $13.7 million, and aftermarket product sales were $35.4 million as compared to $38.8 million. The Company continued to be impacted by industrywide chip and part shortages, resulting in lower aftermarket product sales and delays in OEM customer production, despite the increase in OEM product sales.

•

Consumer Electronics segment net sales in the Fiscal 2022 fourth quarter were $113.1 million as compared to $109.7 million in the comparable year-ago period, an increase of $3.4 million or 3.1%. For the same comparable periods. Premium Audio product sales were $91.4 million as compared to $83.4 million, and other CE product sales were $21.7 million as compared to $26.3 million. Driving the year-over-year growth were higher sales within the 11 Trading Company subsidiary (“11TC”), which increased by $20.2 million for the comparable fourth quarter periods, partially offset by the impact of industrywide supply chain constraints and chip shortages.

•	Biometrics segment net sales in both the Fiscal 2022 and Fiscal 2021 fourth quarters were $0.1 million.

The gross margin in the Fiscal 2022 fourth quarter was 26.8% as compared to 26.1% in the Fiscal 2021 fourth quarter, an increase of 70 basis points. The year-over-year improvement was primarily driven by higher margins in the Consumer Electronics segment, partially offset by lower margins in the Automotive Electronics segment. For the same comparable periods, the Company reported:

•

Automotive Electronics segment gross margin of 20.1% as compared to 26.2%, a decrease of 610 basis points. The year-over-year decline was primarily related to higher supply chain costs, slower moving inventory, as well as higher costs related to new OEM rear-seat entertainment programs. The Company has worked to mitigate this impact and imposed additional price increases in the Fiscal 2022 fourth quarter to offset the higher costs in future periods.

•

Consumer Electronics segment gross margin of 29.8% as compared to 26.2%, an increase of 360 basis points. The primary drivers for the year-over-year increase are higher sales within 11TC, which includes the addition of Onkyo products and other brands distributed through 11TC, as well as the positive impact from price increases that were instituted throughout Fiscal 2022.

•

Biometrics segment gross margins were negative in both the Fiscal 2022 and Fiscal 2021 fourth quarter periods, though the gross profit impact for the comparable periods was an increase of $0.2 million.

Total operating expenses in the Fiscal 2022 fourth quarter were $40.7 million as compared to $38.5 million in the comparable Fiscal 2021 period, an increase of $2.2 million. For the same Fiscal 2022 and Fiscal 2021 fourth quarter periods:

•

Selling expenses of $13.3 million increased by $0.5 million, primarily related to higher salary, advertising, marketing, and travel and entertainment expenses, partially offset by a decrease in website fees related to e-commerce initiatives, and a modest decrease in commissions based on higher sales.

•

General and administrative expenses of $19.3 million increased by $0.9 million. The Company incurred higher depreciation and amortization expenses and office expenses in the Fiscal 2022 fourth quarter period.

•

Engineering and technical support expenses of $7.7 million increased by $1.8 million when comparing the periods ended February 28, 2022 and February 28, 2021. The year-over-year increase was primarily due to an increase in engineering labor expenses related to the Onkyo acquisition.

•

Intangible asset impairment charges declined by $1.3 million, as the Company incurred an impairment charge related to one of its trademarks in the Consumer Electronics segment of $1.3 million in Fiscal 2021.

Operating income in the Fiscal 2022 fourth quarter was $3.2 million as compared to operating income of $3.9 million in the comparable Fiscal 2021 fourth quarter.

Total other income, net, in the Fiscal 2022 fourth quarter was a loss of $(0.1) million as compared to other income, net of $2.1 million in the Fiscal 2021 fourth quarter.

Net income attributable to VOXX International Corporation in the Fiscal 2022 fourth quarter was $2.8 million as compared to net income attributable to VOXX International Corporation of $9.4 million in the comparable Fiscal 2021 period. The Company reported basic and diluted net income per share attributable to VOXX International Corporation of $0.11 in the Fiscal 2022 fourth quarter as compared to basic and diluted net income per common share attributable to VOXX International Corporation of $0.39 and $0.38, respectively, in the comparable Fiscal 2021 period.

Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”) in the Fiscal 2022 fourth quarter was $8.4 million as compared to EBITDA in the Fiscal 2021 fourth quarter of $10.3 million. Adjusted EBITDA in the Fiscal 2022 fourth quarter was $9.3 million as compared to Adjusted EBITDA in the Fiscal 2021 fourth quarter of $11.9 million.

Fiscal 2022 and Fiscal 2021 Year-End Comparisons

Net sales in the Fiscal 2022 year ended February 28, 2022, were $635.9 million as compared to net sales of $563.6 million in the Fiscal 2021 year ended February 28, 2021, an increase of $72.3 million or 12.8%.

•

Automotive Electronics segment net sales in Fiscal 2022 were $200.6 million as compared to $163.9 million in the comparable year-ago period, an increase of $36.7 million or 22.4%. For the same comparable periods, OEM product sales were $65.0 million as compared to $46.2 million, an increase of $18.8 million or 40.8%, and aftermarket product sales were $135.6 million as compared to $117.7 million, an increase of $17.8 million or 15.2%. Driving the year-over-year increase were higher sales of aftermarket security products related to the Company’s DEI subsidiary and higher sales of rear-seat entertainment systems due to the start of new programs with Stellantis, Ford and Nissan, which were not present in the prior year. Industrywide chip and part shortages, along with global supply chain constraints adversely impacted sales for both the Fiscal 2022 and Fiscal 2021 periods.

•

Consumer Electronics segment net sales in Fiscal 2022 were $433.9 million as compared to $398.3 million in the comparable Fiscal 2021 period, an increase of $35.7 million or 9.0%. For the same comparable periods, Premium Audio product sales were $344.0 million as compared to $299.9 million, an increase of $44.1 million or 14.7%. Other Consumer Electronics product sales were $89.9 million as compared to $98.4 million, a decrease of $8.4 million or 8.6%. Driving the year-over-year increase was a $45.7 million increase in sales within the 11TC subsidiary, higher sales of wireless accessory products, and higher premium audio product and accessory sales in Europe. Industrywide chip and part shortages, along with global supply chain constraints adversely impacted sales for both the Fiscal 2022 and Fiscal 2021 periods.

•	Biometrics segment net sales in Fiscal 2022 were $0.9 million as compared to $0.8 million in the comparable Fiscal 2021 period.

The gross margin in Fiscal 2022 was 26.7% as compared to 28.1% in Fiscal 2021, a decline of 140 basis points. While gross margin declined for the comparable periods, gross profit increased by $10.9 million. Supply chain constraints, price increases for parts, transportation, and warehousing, and product mix were the primary contributing factors to the decline in gross margin with the increase in gross profit related to higher sales. For the same comparable periods, the Company reported:

•

Automotive Electronics segment gross margin of 23.6% as compared to 24.0%, a decline of 40 basis points. The year-over-year decline was primarily related to the increased cost of materials and shipping, higher tariffs included in cost of goods sold and lower gross margin associated with certain new OEM rear-seat entertainment programs. This was partially offset by higher margins in certain aftermarket categories and lower fulfilment sales of satellite radio products for the comparable period.

•

Consumer Electronics segment gross margin of 28.0% as compared to 29.8%, a decline of 180 basis points. The year-over-year decline was primarily related to higher container costs and surcharges, partially offset by higher sales within the 11TC, among other factors.

•

Biometrics segment gross margins of 21.0% as compared to negative gross margin of 22.8%. In the Fiscal 2021 period, the Company incurred higher tooling and effective repair costs, as well as inventory obsolescence charges for certain products.

Total operating expenses in Fiscal 2022 were $161.6 million as compared to $136.1 million in Fiscal 2021, an increase of $25.5 million. The year-over-year increase is primary related to the addition of Onkyo expenses, and additional headcount at the Onkyo, Australia PAC and DEI subsidiaries. The increase was also due to higher acquisition costs incurred in Fiscal 2022, partially offset by lower intangible asset impairment charges which occurred in Fiscal 2021 but were not present in Fiscal 2022. For the same Fiscal 2022 and Fiscal 2021 periods:

•

Selling expenses of $50.5 million increased by $6.7 million, primarily as a result of higher salary and payroll expenses related to higher headcount, the absence of COVID-19 related furloughs that were present in Fiscal 2021, and higher advertising and web fees, among other factors, partially offset by lower trade show expenses.

•

General and administrative expenses of $76.0 increased by $6.2 million, primarily due to a $3.1 million increase in professional fees, higher office and occupancy expenses due to costs related to the new Onkyo subsidiary, a full year of DEI subsidiary expenses, and higher depreciation and amortization expenses, among other factors. This was partially offset by lower salary and related payroll expenses.

•

Engineering and technical support expenses of $31.5 million increased by $10.6 million, primarily due to an increase in direct labor and related payroll tax expense as a result of additional headcount related to the Onkyo and DEI subsidiaries, higher reimbursement of engineering labor expense in the prior year, and an increase in research and development expense in support of new programs and products.

•

Acquisition costs of $3.6 million increased by $3.3 million, primarily due to consulting and due diligence fees for the asset purchase agreement signed with Onkyo Home Entertainment Corporation and the joint venture created with Sharp Corporation. In the prior Fiscal 2021 period, acquisition costs incurred related to the Company’s VSHC and DEI acquisitions, completed in January 2020 and July 2020, respectively.

•

Intangible asset impairment charges declined by $1.3 million, as the Company incurred an impairment charge related to one of its trademarks in the Consumer Electronics segment of $1.3 million in Fiscal 2021.

Operating income in Fiscal 2022 was $7.9 million as compared to operating income of $22.5 million in Fiscal 2021.

Total other income, net, in Fiscal 2022 was a loss of $(33.8) million as compared to total other income, net, of $5.2 million in Fiscal 2021. Driving the year-over-year increase was a $39.4 million expense associated with the Seaguard Electronics LLC arbitration. Additionally, interest and bank charges declined by $0.4 million and equity in income of equity investees increased by $0.5 million, partially offset by a $0.4 million decline in other, net for the comparable Fiscal 2022 and Fiscal 2021 periods.

Net loss attributable to VOXX International Corporation in Fiscal 2022 was $(22.3) million as compared to net income attributable to VOXX International Corporation of $26.8 million in the comparable Fiscal 2021 period. The Company reported basic and diluted net loss per share attributable to VOXX International Corporation of $(0.92) in Fiscal 2022 as compared to basic and diluted net income per common share attributable to VOXX International Corporation of $1.11 and $1.09, respectively, in the comparable Fiscal 2021 period.

Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”) in Fiscal 2022 was a loss of $(6.8) million as compared to EBITDA in Fiscal 2021 of $44.4 million. Adjusted EBITDA in Fiscal 2022 was $39.3 million as compared to Adjusted EBITDA of $47.2 million in Fiscal 2021.

Seaguard Electronics LLC

On March 3, 2022, the Arbitrator issued a Partial Final Award on Bifurcated Issue in in favor of Seaguard Electronics LLC in the amount of $39,444, plus $798 for its attorneys’ fees and costs. On March 11, 2022, the Arbitrator fixed the schedule of the patent portion of the bifurcated arbitration, with a trial date set for October 16, 2023. The Company has put its suppliers on notice of its indemnification rights with respect to the alleged infringing products. On March 14, 2022, Seaguard filed a Petition in the United States District Court, Central District of California, Western Division, to confirm the Partial Final Award. On April 25, 2022, the Company filed its opposition to the Petition and a Counter-Petition to Vacate the Partial Final Award.   A hearing on the Petition

and Counter-Petition is presently scheduled for June 3, 2022.

At February 28, 2022, the Company has recorded a charge of $39,444 within Other (expense) income in the accompanying Consolidated Statements of Operations and Comprehensive (Loss) Income. No accrual or reserve was included in the Company’s issued financial statements prior to the quarter ended November 30, 2021, based on an assessment that an award of damages in the arbitration proceeding would not be material and that the amount as determined by the Arbitrator’s award was not probable. The Company made its accrual determination in accordance with reports and evaluations from its damages expert, as well as from the guidance and opinion letters received from the Company’s trial attorneys.

Balance Sheet Update

As of February 28, 2022, the Company had cash and cash equivalents of $27.8 million as compared to $59.4 million as of February 28, 2021. Total debt as of February 28, 2022, was $13.2 million as compared to $7.1 million as of February 28, 2021. The increase in total debt is related to a loan agreement with the shareholders of the joint venture, in conjunction with the Onkyo acquisition. The loan balance represents the portion of the loan payable to Sharp Corporation, Premium Audio Company’s joint venture partner. The increase in total debt is also related to a Euro asset-based lending credit facility associated with VOXX Germany. Total long-term debt, net of debt issuance costs as of February 28, 2022 was $9.8 million as compared to $6.0 million as of February 28, 2021.

Conference Call Information

VOXX International Corporation will be hosting its conference call and webcast on Tuesday, May 17, 2022 at 10:00 a.m. Eastern. Interested parties can participate by visiting www.voxxintl.com and clicking on the webcast in the Investor Relations section or via teleconference using the information below.

•	Toll-free number: 877-303-9079 / International number: 970-315-0461 / Conference ID: 4898372

A webcast and teleconference replay will be available approximately one hour after the completion of the call.

Replay Information

•	Replay number: 855-859-2056 / International replay number: 404-537-3406 / Conference ID: 4898372

Non-GAAP Measures
EBITDA and Adjusted EBITDA are not financial measures recognized by GAAP. EBITDA represents net (loss) income, computed in accordance with GAAP, before interest expense and bank charges, taxes, and depreciation and amortization. Adjusted EBITDA represents EBITDA adjusted for stock-based compensation expense, life insurance proceeds, certain non-recurring legal and professional fees, settlements and awards, non-recurring gains, acquisition costs, and impairment charges. Depreciation, amortization, stock-based compensation, and impairment charges are non-cash items.

We present EBITDA and Adjusted EBITDA in this Form 10-K because we consider them to be useful and appropriate supplemental measures of our performance. Adjusted EBITDA helps us to evaluate our performance without the effects of certain GAAP calculations that may not have a direct cash impact on our current operating performance. In addition, the exclusion of certain costs or gains relating to certain events that occurred during the periods presented allows for a more meaningful comparison of our results from period-to-period. These non-GAAP measures, as we define them, are not necessarily comparable to similarly entitled measures of other companies and may not be an appropriate measure for performance relative to other companies. EBITDA and Adjusted EBITDA should not be assessed in isolation from, are not intended to represent, and should not be considered to be more meaningful measures than, or alternatives to, measures of operating performance as determined in accordance with GAAP.

About VOXX International Corporation
VOXX International Corporation (NASDAQ: VOXX) has grown into a leader in Automotive Electronics and Consumer Electronics, with emerging Biometrics technology to capitalize on the increased need for advanced security. Over the past several decades, with a portfolio of approximately 35 trusted brands, VOXX has built market-leading positions in in-vehicle entertainment, automotive security, reception products, a number of premium audio market segments, and more. VOXX is a global company, with an extensive distribution network that includes power retailers, mass merchandisers, 12-volt specialists and many of the world's leading automotive manufacturers. For additional information, please visit our website at www.voxxintl.com.

Safe Harbor Statement

Except for historical information contained herein, statements made in this release constitute forward-looking statements and thus may involve certain risks and uncertainties. All forward-looking statements made in this release are based on currently available information and the Company assumes no responsibility to update any such forward-looking statements. The following factors, among others, may cause actual results to differ materially from the results suggested in the forward-looking statements. The factors include, but are not limited to the: risk factors described in the Company's annual report on Form 10-K for the fiscal year ended February 28, 2022, and other filings made by the Company from time to time with the SEC.

The factors described in such SEC filings include, without limitation: the impact of the COVID-19 outbreak on the Company's results of operations, global supply shortages and logistics costs and delays; cybersecurity risks; risks that may result from changes in the Company's business operations; our ability to keep pace with technological advances; significant competition in the automotive electronics, consumer electronics and biometrics businesses; our relationships with key suppliers and customers; quality and consumer acceptance of newly introduced products; market volatility; non-availability of product; excess inventory; price and product competition; new product introductions; foreign currency fluctuations; and restrictive debt covenants. Many of the foregoing risks and uncertainties are, and will be, exacerbated by the COVID-19 pandemic, the War in the Ukraine and any worsening of the global business and economic environment as a result. The Company assumes no obligation and does not intend to update these forward-looking statements.

Investor Relations Contact:

Glenn Wiener, GW Communications (for VOXX)

Email: gwiener@GWCco.com

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VOXX International Corporation and Subsidiaries

Consolidated Balance Sheets

February 28, 2022 and February 28, 2021

(In thousands, except share data)

	February 28, 2022	February 28, 2021
Assets
Current assets:
Cash and cash equivalents	$27,788	$59,404
Accounts receivable, net	105,625	106,165
Inventory, net	174,922	130,793
Receivables from vendors	363	277
Prepaid expenses and other current assets	21,340	22,266
Income tax receivable	734	434
Total current assets	330,772	319,339
Investment securities	1,231	1,777
Equity investments	21,348	23,267
Property, plant and equipment, net	49,794	52,026
Operating lease, right of use asset	4,464	4,572
Goodwill	74,320	58,311
Intangible assets, net	101,450	90,104
Deferred income tax assets	40	99
Other assets	3,245	1,323
Total assets	$586,664	$550,818
Liabilities, Redeemable Equity, Redeemable Non-Controlling Interest, and Stockholders' Equity
Current liabilities:
Accounts payable	$76,665	$61,826
Accrued expenses and other current liabilities	54,659	53,392
Income taxes payable	2,714	1,587
Accrued sales incentives	23,755	25,313
Interim arbitration award payable	39,444	—
Contract liabilities, current	4,373	4,178
Current portion of long-term debt	2,406	500
Total current liabilities	204,016	146,796
Long-term debt, net of debt issuance costs	9,786	5,962
Finance lease liabilities, less current portion	78	302
Operating lease liabilities, less current portion	3,298	3,582
Deferred compensation	1,231	1,777
Contingent consideration, less current portion	5,750	—
Deferred income tax liabilities	5,300	6,645
Other tax liabilities	1,083	1,170
Other long-term liabilities	5,959	5,255
Total liabilities	236,501	171,489
Commitments and contingencies (Note 15)
Redeemable equity (Note 1(u))	3,550	3,260
Redeemable non-controlling interest (Note 2)	511	-
Stockholders' equity:
Preferred stock:
No shares issued or outstanding (Note 9)	—	—
Common stock:
Class A, $.01 par value; 60,000,000 shares authorized, 24,476,847and 24,416,194 shares issued and 21,614,629 and 21,666,976 shares outstanding at February 28, 2022 and February 28, 2021, respectively	245	245
Class B Convertible, $.01 par value, 10,000,000 shares authorized, 2,260,954 shares issued and outstanding	22	22
Paid-in capital	300,453	300,402
Retained earnings	126,573	148,906
Accumulated other comprehensive loss	(17,503)	(14,977)
Less: Treasury stock, at cost, 2,862,218 and 2,749,218 shares of Class A Common Stock at February 28, 2022 and February 28, 2021, respectively	(25,138)	(23,918)
Less: Redeemable equity	(3,550)	(3,260)
Total VOXX International Corporation stockholders' equity	381,102	407,420
Non-controlling interest	(35,000)	(31,351)
Total stockholders' equity	346,102	376,069
Total liabilities, redeemable equity, redeemable non-controlling interest, and stockholders' equity	$586,664	$550,818

VOXX International Corporation and Subsidiaries

Consolidated Statements of Operations and Comprehensive (Loss) Income

Years Ended February 28, 2022, February 28, 2021, and February 29, 2020

(In thousands, except share and per share data)

	Year Ended	Year Ended	Year Ended
	February 28, 2022	February 28, 2021	February 29, 2020
Net sales	$635,920	$563,605	$394,889
Cost of sales	466,442	405,058	285,113
Gross profit	169,478	158,547	109,776

Operating expenses:
Selling	50,507	43,786	39,319
General and administrative	75,955	69,798	68,873
Engineering and technical support	31,540	20,897	21,602
Acquisition costs	3,552	287	55
Intangible asset impairment charges (Note 1(k))	—	1,300	30,230
Total operating expenses	161,554	136,068	160,079
Operating income (loss)	7,924	22,479	(50,303)
Other (expense) income:
Interest and bank charges	(2,532)	(2,979)	(2,975)
Equity in income of equity investee	7,890	7,350	5,174
Interim arbitration award (Note 15)	(39,444)	—	—
Gain on sale of real property (Note 11)	—	—	4,057
Investment gain (Note 1(f))	—	42	775
Other, net	323	746	2,332
Total other (expense) income, net	(33,763)	5,159	9,363

(Loss) income before income taxes	(25,839)	27,638	(40,940)
Income tax expense	1,626	4,272	882
Net (loss) income	$(27,465)	$23,366	$(41,822)
Less: net loss attributable to non-controlling interest	(5,132)	(3,401)	(15,379)
Net (loss) income attributable to VOXX International Corporation	$(22,333)	$26,767	$(26,443)

Other comprehensive (loss) income:
Foreign currency translation adjustments	(3,317)	4,365	(1,517)
Derivatives designated for hedging, net of tax	633	(305)	(505)
Pension plan adjustments, net of tax	158	18	(89)
Other comprehensive (loss) income, net of tax	(2,526)	4,078	(2,111)
Comprehensive (loss) income attributable to VOXX International Corporation	$(24,859)	$30,845	$(28,554)

Net (loss) income per common share attributable to VOXX International Corporation - basic	$(0.92)	$1.11	$(1.08)

Net (loss) income per common share attributable to VOXX International Corporation - diluted	$(0.92)	$1.09	$(1.08)

Weighted-average common shares outstanding (basic)	24,287,179	24,201,221	24,394,663
Weighted-average common shares outstanding (diluted)	24,287,179	24,650,106	24,394,663

VOXX International Corporation and Subsidiaries

Consolidated Statements of Operations and Comprehensive (Loss) Income

Three Months Ended February 28, 2022, February 28, 2021 and February 29, 2020

(In thousands, except share and per share data)

	Three Months Ended	Three Months Ended	Three Months Ended
	February 28, 2022	February 28, 2021	February 29, 2020
Net sales	$163,880	$162,521	$101,077
Cost of sales	119,987	120,153	72,543
Gross profit	43,893	42,368	28,534

Operating expenses:
Selling	13,338	12,810	10,574
General and administrative	19,346	18,417	17,032
Engineering and technical support	7,716	5,955	5,701
Acquisition costs	273	-	-
Intangible asset impairment charges	-	1,300	30,230
Total operating expenses	40,673	38,482	63,537
Operating income (loss)	3,220	3,886	(35,003)
Other (expense) income:
Interest and bank charges	(692)	(699)	(782)
Equity in income of equity investee	926	2,844	1,502
Other, net	(352)	(7)	322
Total other (expense) income, net	(118)	2,138	1,042

Income (loss) from before income taxes	3,102	6,024	(33,961)
Income tax expense (benefit)	2,000	(2,452)	(308)
Net income (loss)	$1,102	$8,476	$(33,653)

Less: net loss attributable to non-controlling interest	(1,659)	(972)	(11,858)
Net income (loss) attributable to VOXX International Corporation	$2,761	$9,448	$(21,795)

Other comprehensive (loss) income:
Foreign currency translation adjustments	(520)	757	(196)
Derivatives designated for hedging, net of tax	167	209	(234)
Pension Plan adjustments, net of tax	99	103	(114)
Other comprehensive (loss) income, net of tax	(254)	1,069	(544)
Comprehensive income (loss) attributable to VOXX International Corporation	$2,507	$10,517	$(22,339)

Net income (loss) per common share attributable to VOXX International Corporation - basic	$0.11	$0.39	$(0.90)
Net income (loss) per common share attributable to VOXX International Corporation - diluted	$0.11	$0.38	$(0.90)
Weighted-average common shares outstanding (basic)	24,311,912	24,206,248	24,141,506
Weighted-average common shares outstanding (diluted)	25,044,833	24,993,408	24,141,506

Reconciliation of GAAP Net (Loss) Income Attributable to

VOXX International Corporation to EBITDA and Adjusted EBITDA

	Fiscal	Fiscal	Fiscal
	2022	2021	2020
Net (loss) income attributable to VOXX International Corporation	$(22,333)	$26,767	$(26,443)
Adjustments:
Interest expense and bank charges (1)	1,825	2,404	2,476
Depreciation and amortization (1)	12,053	10,907	11,175
Income tax expense	1,626	4,272	882
EBITDA	(6,829)	44,350	(11,910)
Adjustments:
Stock-based compensation	907	1,749	2,282
Life insurance proceeds	—	(420)	(1,000)
Gain on sale of real property	—	—	(4,057)
Settlement of Hirschmann working capital	—	—	804
Investment gain	—	(42)	(775)
Acquisition costs	3,552	287	55
Non-routine legal fees	1,912	—	—
Interim arbitration award	39,444	—	—
Professional fees related to distribution agreement with GalvanEyes LLC	325	—	—
Intangible asset impairment charges (1)	—	1,300	19,543
Adjusted EBITDA	$39,311	$47,224	$4,942

(1)

For purposes of calculating Adjusted EBITDA for the Company, interest expense, bank charges, depreciation and amortization, and intangible asset impairment charges added back to net (loss) income have been adjusted in order to exclude the minority interest portion of these expenses attributable to EyeLock LLC and Onkyo.

Reconciliation of GAAP Net Income Attributable to

VOXX International Corporation to EBITDA and Adjusted EBITDA

	Three Months Ended	Three Months Ended	Three Months Ended
	February 28, 2022	February 28, 2021	February 29, 2020
Net income (loss) attributable to VOXX International Corporation	$2,761	$9,448	$(21,795)
Adjustments:
Interest expense and bank charges (1)	468	497	649
Depreciation and amortization (1)	3,162	2,779	3,074
Income tax expense (benefit)	2,000	(2,452)	(308)
EBITDA	8,391	10,272	(18,380)
Adjustments:
Stock-based compensation	213	295	466
Acquisition costs	273	-	-
Non-routine legal fees	443	-	-
Intangible asset impairment charges (1)	-	1,300	19,543
Adjusted EBITDA	$9,320	$11,867	$1,629

(1) For purposes of calculating Adjusted EBITDA for the Company, interest expense, bank charges, depreciation and amortization expense, and intangible asset impairment charges added back to net income (loss) have been adjusted in order to exclude the minority interest portion of these expenses attributable to EyeLock LLC and Onkyo.